Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated May 26, 2026, except for Notes 1, 4, 5 and 9, as to which the date is July 14, 2026, which report includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern, relating to the financial statements of Crestone Strategic Capital Acquisition Corporation as of April 30, 2026 and for the period from inception (January 23, 2026) through April 30, 2026, in the Prospectus included in this Registration Statement on Form S-1/A (Registration No. 333-296248).

We also consent to the reference to us under the caption ‘Experts’ in the Registration Statement.

/s/ HYYH CPA. LLC

Baltimore, Maryland

July 14, 2026